                                                                    EXHIBIT 99.c


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR:  Tescorp, Inc.                          CONTACT: Neil R. Austrian, Jr.
      327 Congress Avenue, Suite 200                  Sr. Vice President & CFO
      Austin, TX   78701
      (512) 476-2995
                                                  OR: Thomas Ennis
                                                      Cameron & Associates
                                                      (212) 245-8800

                        TESCORP ACCEPTS SUPERCANAL OFFER

         AUSTIN, TEXAS, SEPTEMBER 17, 1997 - Tescorp, Inc. (NASDAQ: TESC) announced today that it has entered into a Stock Purchase and Merger Agreement with a wholly owned subsidiary of Supercanal Holding S.A. The Agreement provides for Supercanal's acquisition of Tescorp through a series of transactions which would involve paying Tescorp's shareholders $4.50 per share of Common Stock and $144 per share of Series 1995 8% Preferred Stock. Supercanal, a privately held Argentine company controlled by the Vila family, is one of the largest cable television companies in Argentina with approximately 400,000 subscribers.

Immediately following the expiration of the applicable Hart-Scott-Rodino Act waiting period (expected to occur by October 31, 1997), Supercanal will purchase 10,970,000 newly issued shares of Common Stock and 60,750 newly issued shares of Series 1995 8% Preferred Stock from Tescorp for a purchase price of $3.33 per share and $100 per share, respectively. The $5 million deposit made by Supercanal in connection with the execution of the Agreement will be credited against the purchase price.

On or before the date that Supercanal purchases such newly issued shares, Tescorp will initiate the redemption of its Series 1990 10% Preferred Stock at a price of $5.00 per share, plus accrued and unpaid dividends. Holders of the Series 1990 10% Preferred Stock will retain the option to convert each share into 1.2531 shares of common stock through the redemption date.

In the final stage of the acquisition, Supercanal will seek to acquire 100% of Tescorp's outstanding Common Stock and Series 1995 Preferred Stock at a purchase price of $4.50 per share and $144 per share, respectively.

Supercanal's Acquisition is subject to the approval of Tescorp's shareholders, compliance with the Hart-Scott-Rodino Act, the absence of any material changes in Tescorp's business and certain other conditions.

Jack R. Crosby, Chairman and Chief Executive Officer of Tescorp made the following comments:

     "We have tremendous respect for Daniel and Freddy Vila, the founders and majority owners of Supercanal Holding S.A. In a short period of time, they have built one of the strongest telecommunications companies in Argentina. We share their strategic and operational philosophies, and we believe that Tescorp will represent an integral component of their future operations.

     "We remain enthusiastic and optimistic about the future of the Argentine telecommunications industry. The Board of Directors unanimously concluded that accepting the Supercanal offer was in the best financial interests of all Tescorp shareholders. In the coming days, we will work diligently with the Vila's in an effort to facilitate Supercanal's acquisition of Tescorp."

In addition to its common stock (NASDAQ: TESC), Tescorp's Series 1990 10% Preferred Stock (NASDAQ: TESCP) is listed for trading on the Nasdaq SmallCap Market.

                                      ###




                                      -7-